EXHIBIT 10.1

STIPULATION AND AGREEMENT

Dated March 23, 2007

Article I – Introduction

In Docket Nos. RPU-03-1, RPU-04-3, and RPU-05-4, the Iowa Utilities Board (“Board”) issued orders approving settlements between the Iowa Office of Consumer Advocate (“OCA”) and MidAmerican Energy Company (“MidAmerican”) addressing ratemaking principles pursuant to Iowa Code Section 476.53 for the construction of rate-regulated wind generation projects.  MidAmerican and the OCA support the development of additional new wind generation resources where the projected revenues of the wind generation resources offset, or exceed, the projected costs.  Projects that MidAmerican may undertake pursuant to this Stipulation and Agreement shall be referred to collectively as the “Wind IV Iowa Projects”.

Article II – Purpose

This Stipulation and Agreement has been prepared and executed by the signatories for the purpose of stipulating to their mutually-agreed position in the ratemaking principles case regarding the Wind IV Iowa Projects.  MidAmerican commits to filing an application for ratemaking principles pursuant to Section 476.53 of the Iowa Code at a mutually agreeable date after executing this Stipulation and Agreement.

In consideration of the mutual agreements set forth herein, the signatories stipulate their belief that the Board should issue an order that allows the terms and provisions of this Stipulation and Agreement to be fully implemented.

Article III – Ratemaking Principles and Ratemaking Provisions

The signatories to this Stipulation and Agreement agree to support the Wind IV Iowa Projects with the following ratemaking principles and ratemaking provisions:

RATEMAKING PRINCIPLES:

Topic	Ratemaking Principle
Iowa Jurisdictional Allocation
The Wind IV Iowa Projects will be allocated to Iowa in the same manner as the Greater Des Moines Energy Center, Council Bluffs Energy Center Unit No. 4, and authorized prior wind projects that were addressed in Dockets SPU-
05-9 and SPU-05-12.

Economic Test for Qualifying Projects
Each Wind IV Iowa Project that, at a minimum, is projected to earn its revenue requirement, including its allowed cost of capital shall qualify for rate treatment under these ratemaking principles.  In order to determine if a project so qualifies, a conventional revenue requirement will be calculated for each proposed project, levelized and then converted to a cents per kWh basis.  In turn, the incremental benefits (revenues) of the project, converted to a comparable cents per kWh basis, will be subtracted from the revenue requirement.  If the net result is a positive cents per kWh (i.e., the costs exceed the benefits), the project will be deemed to not earn its revenue requirement and will not qualify for rate treatment under these ratemaking principles.  On the other hand, if the net result is zero or a negative cents per kWh (i.e., the benefits equal or exceed the costs), the project will be deemed to earn its revenue requirement and will qualify for rate treatment under these ratemaking principles.  MidAmerican will perform the above-mentioned economic test in good faith using reasonable estimates of projected costs and other reasonable assumptions and the test will be completed prior to the decision to construct a project at any particular site or sites.

In the event that actual capital costs of a Wind IV Iowa Project are lower than the projected capital costs, rate base shall consist of actual costs.  In the event that actual capital costs exceed the capital expenditures that would result in the economic evaluation greater than zero as defined in the above paragraph, MidAmerican shall be required to establish the prudence and reasonableness of such excess before it can be included in rates.

Size Cap
The ratemaking principles shall be applicable to all new wind capacity up to 540 MW placed into service on or before December 31, 2013, and not currently in service, except for the 123 MW Pomeroy Project currently under development, which is being completed under ratemaking principles approved in Docket No. RPU-05-4.

Depreciation	The depreciation life of each Wind IV Iowa Project for ratemaking purposes shall be 20 years.
Return on Equity	The allowed return on common equity investment (ROE) on the portion of the Wind IV Iowa Projects included in Iowa electric rate base shall be 11.7%.
Renewable Energy and CO2 Credits and the Like
The Iowa jurisdictional portion of any revenues from the sale of renewable energy credits, carbon dioxide credits or other environmentally related benefits associated with each Wind IV Iowa Project shall be recorded above-the-line, in FERC accounts 456 and 411.8, by MidAmerican, through the 20-year depreciation life of such Projects (and thereafter as ordered by the Board in a contested case proceeding), and for the duration of the Stipulation and Settlement in Docket No. RPU-03-1, such revenues and benefits shall be recorded in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of, the Stipulation and Settlement in that docket.

Federal Production Tax Credit
The Iowa jurisdictional portion of any federal production tax credits associated with each Wind IV Iowa Project shall be recorded above-the-line, in FERC account 409.1, by MidAmerican, through the 20-year depreciation life of such Projects (and thereafter as ordered by the Board in a contested case proceeding), and for the duration of the Stipulation and Settlement in Docket No. RPU-03-1, such federal production tax credits shall be recorded in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in that docket.

Wholesale Sales Revenue
Through the revenue sharing calculation for calendar year 2013, the Iowa jurisdictional portion of wholesale sales revenue associated with all generating units included in MidAmerican’s Iowa jurisdictional electric rate base (including the Wind IV Iowa Projects) shall be recorded above-the-line in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in Docket No. RPU-03-1.  Thereafter, the ratemaking treatment of the Iowa jurisdictional portion of wholesale sales revenue associated with all generating units included in MidAmerican’s Iowa jurisdictional electric rate base (including the Wind IV Iowa Projects) shall be determined by the Board in a contested case proceeding.

RATEMAKING PROVISIONS:

Topic	Ratemaking Provision
Renewable Energy and CO2 Credits and the Like (for existing MidAmerican wind generation covered by prior Board-approved ratemaking principles)
The Iowa jurisdictional portion of any revenues from the sale of renewable energy credits, carbon dioxide credits or other environmentally related benefits associated with each wind power generation project covered by settlements approved by the Board in Docket Nos. RPU-05-4, RPU-04-3, RPU-03-1 shall be recorded above-the-line, in accounts 456 and 411.8, by MidAmerican, through the 20-year depreciation life of such projects (and thereafter as ordered by the Board in a contested case proceeding), and for the duration of the Stipulation and Settlement in Docket No. RPU-03-1, such revenues and benefits shall be recorded in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in that docket.

Federal Production Tax Credit
The Iowa jurisdictional portion of any federal production tax credits associated with each wind power generation project covered by settlements approved by the Board in Docket Nos. RPU-05-4, RPU-04-3, RPU-03-1 shall be recorded above-the-line, in FERC account 409.1, by MidAmerican, through the 20-year depreciation life of such projects (and thereafter as ordered by the Board in a contested case proceeding), and for the duration of the Stipulation and Settlement in Docket No. RPU-03-1, such federal production tax credits shall be recorded in the accounts specified in Appendix 2 and included in the revenue sharing calculations of items “g” and “h” of the Stipulation and Settlement in that docket.

Conditional Overall Rate Freeze Extension Through December 31, 2013	Subject to the conditional exit explained below, neither MidAmerican nor the OCA shall seek or support a non-revenue neutral electric rate change to become effective prior to January 1, 2014.
Conditional Overall Revenue Sharing Extension Through December 31, 2013
Subject to the modifications described below, revenue sharing as approved by the Board in Docket No. RPU-03-01 for the years 2006-2010 shall apply in 2013.  The customer portion of any revenue sharing benefits generated with respect to the 2013 revenue sharing year shall be used to reduce the Iowa jurisdictional portion of the investment in the Wind IV Iowa Projects.

Condition for Exiting Overall Rate Freeze Extension and Modifying Revenue Sharing Extension
MidAmerican shall be released from its obligation not to seek or support a non-revenue neutral electric rate change to become effective prior to January 1, 2014, only in the event its projected return on equity for 2013 would be below 10% with such projection to be based upon its 2011 actual Iowa jurisdictional electric cost of service plus pro forma adjustments (to cost of service, rate base, revenues, etc.), including pro forma adjustments to achieve a reasonable, representative and recurring level of wholesale margins.  In the rate case contemplated above, MidAmerican’s wholesale margins pro forma adjustments shall not include any sharing between customers and shareholders of such wholesale margins, and all such reasonable, representative and recurring margins shall be shall be recorded above-the-line, in MidAmerican’s proposals in such proceeding. In the event MidAmerican seeks such a rate change as a result of this condition occurring, then in such rate case there shall be no limitations or requirements with respect to the positions that may be taken by the OCA and MidAmerican, except that the OCA and MidAmerican shall be required to honor their settlement obligations as approved and ordered in this and in the prior Board ratemaking principles determinations, and other stipulations/agreements between the OCA and MidAmerican.

Revenue Sharing Condition Applicable to Any Rate Case for Electric Rates to be Effective in 2013
In the event MidAmerican receives Board approval to increase Iowa electric rates effective in 2013, the revenue sharing arrangement currently in effect shall apply in 2013, subject to the following modifications:
i) All Iowa jurisdictional electric operating income, if any, that exceeds the combined allowed return on common equity established in the rate case (i.e. the allowed rates of return applicable from ratemaking principle decisions and all other rate base weighted as a percentage of total rate base) shall be subject to revenue sharing.
ii) The revenue sharing formula shall be as follows: 83.3% of operating income subject to revenue sharing shall be used to offset Wind IV Iowa Projects rate base and the remaining 16.7% of operating income shall be retained by MidAmerican.
iii) 100% of the Iowa jurisdictional portion of wholesale electric margins shall be accounted for above-the-line for purposes of these revenue sharing calculations.

Quad Cities Nuclear Decommissioning Expenses Ratemaking Treatment Through 2012 or 2013
Subject to regulatory approval, effective January 1, 2007, through December 31, 2013 (or December 31, 2012 in the event there is a rate increase in 2013), there shall be a reduction in decommissioning funding from the 2006 level of $8,299,012 deposited annually into the Quad Cities Nuclear Power Stations’ decommissioning trusts funds to a new decommissioning funding level, effective January 1, 2007, of $1,595,964.  The remaining difference, of $6,703,048 shall be used to reduce east and south residential base rates in 2008, to $.089/kWh and to reduce east and south residential base rates in 2009 to $.088/kWh as approved by the Board in Docket No. RPU-04-2, or as ultimately required by subsequent Board order.  To the extent the amount of the above-mentioned reduction in funds contributed annually to the decommissioning trusts funds exceeds the amount needed to implement the Board-approved rate-reductions for south and east zones for residential customers, 100 percent of the remaining amount shall be used, during 2007-2013 (or 2007 - 2012 in the event there is a rate increase in 2013), to reduce the Wind IV Iowa Projects investment in rate base (including AFUDC) or the investment in Council Bluffs Energy Center Unit No. 4 plant (including AFUDC), whichever has the highest ROE.

Article IV -- Joint Motion

The signatories shall jointly file with the Board this Stipulation and Agreement in the docket initiated by MidAmerican’s filing of a ratemaking principles application pursuant to Iowa Code Section 476.53 for the Wind IV Iowa Projects. The signatories shall also file with the Board a joint motion requesting that the Board accept this Stipulation and Agreement without condition or modification.

Article V — Condition Precedent

This Stipulation shall not become effective unless and until the Board accepts the same in its entirety without condition or modification.

Article VI -- Privilege and Limitation

This Stipulation and Agreement is made pursuant to Iowa Code §17A.10 and 199 I.A.C. §7.2(11). This Stipulation and Agreement shall become binding upon the signatories upon its execution; provided, however, that if this Stipulation and Agreement does not become effective in accordance with Article V above, it shall be null, void and privileged.

This Stipulation and Agreement relates only to the specific matters referenced herein, and neither signatory waives any claim or right that it may otherwise have with respect to any matter not expressly provided for herein. Except as expressly provided in this Stipulation and Agreement, neither signatory shall be deemed to have approved, accepted, agreed or consented to any ratemaking principle, any method of cost of service determination, or any method of cost allocation underlying the provisions of this Stipulation and Agreement or be prejudiced or bound thereby in any other current or future proceeding before any agency.  Except as necessary to implement Article III, this Stipulation and Agreement shall not, directly or indirectly, be referred to as precedent in any other current or future proceeding before the Board.

Article VII – Execution

To facilitate and expedite execution, this Stipulation and Agreement may be executed by the signatories in multiple conformed copies which, when the original signature pages are consolidated into a single document, shall constitute a fully-executed document binding upon all the signatories. The facsimile signatures of the signatories shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate originals.

Article VIII - Modification and Amendment

This Stipulation and Agreement shall not be amended or modified except by an instrument in writing signed by all signatories.

Article IX — Term

1.           This Stipulation and Agreement shall terminate January 1, 2014, except for the following provisions that shall survive termination: (a) MidAmerican’s responsibility for revenue sharing for the year 2013; (b) the Ratemaking Principles in Article III that shall remain in effect as long as the wind power facilities covered by the Ratemaking Principles continue to provide regulated electric service to Iowa consumers, and (c) the Ratemaking Provisions in Article III.

2.          This Stipulation and Agreement and the obligations of the signatories shall terminate if the Board does not approve the terms of this Stipulation and Agreement, or if for reasons unrelated to this Stipulation and Agreement MidAmerican’s rate freeze terminates prior to 2013.

3.           In the event of termination pursuant to the preceding subparagraph 2, MidAmerican shall be permitted to record as above-the-line expenses an amortization over a 5-year period all reasonable costs of the Wind IV Iowa Projects, including cancellation costs, but shall not be entitled to recover a return on such costs.

Article X – Binding Nature

This Stipulation and Agreement shall be binding on the signatories. The signatories shall take no actions directly or indirectly to eliminate or otherwise limit or expand the scope or effect of this Stipulation and Agreement throughout its term.

Article XI -- Further Assurances

The signatories agree to cooperate in order to effectuate the full and complete intent of the signatories as expressed in this Stipulation and Agreement.

Article XII -- Entire Agreement

This Stipulation and Agreement contains the entire agreement between the signatories. There are no additional terms, whether consistent or inconsistent, oral or written, that have not been incorporated into this Stipulation and Agreement

MIDAMERICAN ENERGY COMPANY	OFFICE OF CONSUMER ADVOCATE

/s/ Dean A. Crist	/s/ John R. Perkins
Name: Dean A. Crist	Name: John R. Perkins
Date: March 23, 2007	Date: March 23, 2007